UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2018

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 Madison Avenue, 4th Floor

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Warrant Exchange Agreements

On February 22, 2018, the Company entered into a Warrant Exchange Agreement (the “Empery Agreement”) with Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient II, LP (collectively, “Empery”). The Company had previously issued to Empery warrants to purchase an aggregate of 26,668 shares (on a post-reverse split basis) (the “Empery Warrants”) of its common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the registered offering described in the Company’s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933 on February 9, 2017 (the “2017 Offering” and the warrants issued in such offering, the “2017 Warrants”). Pursuant to the Empery Agreement, in exchange for the surrender and cancellation of the Empery Warrants, the Company issued to Empery convertible promissory notes in the aggregate principal amount of $64,403.12 (the “Empery Notes”). The Empery Agreement also provides that if the Company enters into an agreement with a holder of the 2017 Warrants that provides for the exchange of such warrants on terms more favorable than those contained in the Empery Agreement, including without limitation, with respect to ratio of any cash paid, or principal amount of notes or value of Common Stock paid in exchange for such warrants, then the Company is to provide notice to Empery within one trading day of such agreement and the terms of the Empery Agreement will be deemed to have been modified in an economically and legally equivalent manner such that Empery would receive the benefit of such more favorable terms, unless Empery elects not to accept such terms by a notice delivered to the Company within 10 trading days.

The Empery Notes accrue interest on the outstanding principal amount at a rate of 4.75% per annum and the entire principal and accrued interest is due and payable on August 22, 2018. The interest rate increases to 18% per annum during a period in which there is an “event of default” under the Empery Notes. The holder has the right, from time to time after April 30, 2018, to convert the outstanding principal and accrued interest into shares of Common Stock at a conversion price equal to $7.00 per share (subject to adjustments for stock splits, combinations and the like) (the “Conversion Price”), provided that Empery may not affect any such conversions to the extent it would beneficially own in excess of 9.99% of the Company’s outstanding Common Stock. At any time after an event of default has occurred (whether or not the Company has cured such default), Empery may elect to convert the outstanding principal and accrued interest into shares of Common Stock at an alternate conversion price equal to the lower of (i) the Conversion Price then in effect at the time of such conversion, or (ii) 70% of the lowest volume-weighted average price of the Common Stock on a trading day during the 10-trading period prior to such conversion. For purposes of the Empery Notes, an “event of default” is deemed to have occurred upon (A) the suspension of trading of the Common Stock on the Nasdaq Capital Market for a period of five consecutive trading days, (B) the Company’s failure to timely deliver shares of Common Stock upon a conversion within five trading days of the applicable conversion date or upon the Company’s notice that it does not intend to comply a request by Empery to convert, (C) the Company’s or any of its subsidiaries’ failure to timely pay any amount due under the Empery Notes or the Empery Agreement, (D) the Company’s bankruptcy, insolvency, liquidation, or similar proceeding, or (E) a breach by the Company of any representation, warranty or covenant contained in the Empery Notes or the Empery Agreement that remains uncured for a period of three consecutive trading days.

The Company’s entry into the Empery Agreement was the result of a separate private negotiation between the Company and Empery.

The foregoing descriptions of the Empery Agreement and Empery Notes do not purport to be complete descriptions of all terms and conditions contained therein and are qualified in their entirety by reference to the full text of such documents. The Company will file complete copies of the Empery Agreement and Empery Notes with its Annual Report on Form 10-K for the year ended December 31, 2017, or by amendment to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 relating to the issuance and description of the Empery Notes are incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth above under Item 1.01 are incorporated by reference. The issuance by the Company of the Empery Notes in exchange for the Empery Warrants, was or will be made in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.
Dated: February 27, 2018

	By:	/s/ Angelos M. Stergiou, M.D., Sc.D.
Angelos M. Stergiou, M.D., Sc.D.
President and Chief Executive Officer

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